                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


                          INFORMATION TO BE INCLUDED IN
                          STATEMENTS FILED PURSUANT TO
                         RULES 13d-1(b) (c), AND (d) AND
                            AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                             (Amendment No. _____)(1)

                                Zamba Corporation
        -----------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
            --------------------------------------------------------
                         (Title of Class of Securities)

                                   988881 10 8
            --------------------------------------------------------
                                 (CUSIP Number)

                                December 30, 1998
        -----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate rule pursuant to which this Schedule is filed:
                  / /    Rule 13d-1(b)
                  /X/    Rule 13d-1(c)
                  / /    Rule 13d-1(d)


-------------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

CUSIP No. 988881 10 8                 13G                Page 2 of 5 Pages


1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Thomas Walter Minick

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  / /
                                                                    (b)  / /

3.    SEC USE ONLY


4.    CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.

                              5.    SOLE VOTING POWER

        NUMBER OF                       534,335

         SHARES               6.    SHARED VOTING POWER

      BENEFICIALLY                      1,100,388

      OWNED BY EACH           7.    SOLE DISPOSITIVE POWER

    REPORTING PERSON                    534,335

          WITH                8.    SHARED DISPOSITIVE POWER

                                        1,100,388

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,634,723

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         / /

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.6%

12.   TYPE OF REPORTING PERSON*

          IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 988881 10 8                 13G                Page 3 of 5 Pages


ITEM 1(a).    NAME OF ISSUER:

                   Zamba Corporation

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                   7301 Ohms Lane
                   Minneapolis, Minnesota 55439

ITEM 2(a).    NAME OF PERSON FILING:

                   See Item 1 on cover page.

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                   c/o Zamba Corporation
                   7301 Ohms Lane
                   Minneapolis, Minnesota  55439

ITEM 2(c).    CITIZENSHIP:

                   See Item 4 on cover page.

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

                   Common Stock, $.01 par value per share.

ITEM 2(e).    CUSIP NUMBER:

                   See cover page.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                   (a) / / Broker or dealer registered under Section 15 of the
                           Exchange Act.
                   (b) / / Bank as defined in Section 3(a)(6) of the Exchange
                           Act.
                   (c) / / Insurance company as defined in Section 3(a)(19) of the Exchange Act.
                   (d) / / Investment company registered under Section 8 of the
                           Investment Company Act.
                   (e) / / An investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E);
                   (f) / / An employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F);
                   (g) / / A parent holding company or control person in
                           accordance with Rule 13d-1(b)(ii)(G);
                   (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
                   (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
                   (j) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 988881 10 8                 13G                Page 4 of 5 Pages


              If this statement is filed pursuant to Rule 13d-1(c),
              check this box.                                                /X/

ITEM 4.       OWNERSHIP.

                   Provide the following information regarding the aggregate
              number and percentage of the class of securities of the issuer identified in Item 1.

                   (a)   Amount beneficially owned:

                              1,634,723
                         -------------------------------------------------------

                   (b)   Percent of class:

                              5.6%
                         -------------------------------------------------------

                   (c)   Number of shares as to which such person has:

                         (i)    Sole power to vote or to direct the vote      534,335
                                                                        ------------------

                         (ii)   Shared power to vote or to direct the vote      1,100,388
                                                                          ------------------

                         (iii)  Sole power to dispose or to direct the disposition of      534,335
                                                                                     ------------------

                         (iv)   Shared power to dispose or to direct the disposition of    1,100,388
                                                                                       ------------------

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

                     Not applicable.

ITEM 10.      CERTIFICATIONS.

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 988881 10 8                 13G                Page 5 of 5 Pages


                                   SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 16, 1999

                                          /s/ Thomas Walter Minick
                                         ---------------------------------------
                                          Thomas Walter Minick